Exhibit 4.6

Exclusive Technical and Consulting Services Agreement

Exclusive Technical and Consulting Services Agreement (this “Agreement”) is entered into as of the day of January 2, 2023, in Beijing, People’s Republic of China (“PRC”), by and between

Party A:	Zhejiang Baijiashilian Technology Co., Ltd.
Address:	Room 106- 10, Building 1, No.611, Yunxiu South Road, Wu Yang Street,

Deqing County, Huzhou City, Zhejiang Province (Moganshan National

High-tech Zone)

Party B:	BaiJiaYun Group Co., Ltd.
Address:	Room 2280, Building 2C, Zhongguancun Software Park Incubator, Haidian District, Beijing

Each of Party A and Party B shall hereinafter be referred to as a “Party” and collectively as the “Parties”.

Whereas.

1.	Party A is a wholly foreign-owned enterprise established in China with the necessary resources to provide technical and consulting services.
2.

Party B is an enterprise established in the PRC and is legally authorized by the relevant PRC government authorities to engage in the business contained in its business license. All business activities operated and developed by Party B now and at any time during the term of this Agreement are hereinafter collectively referred to as the “Principal Business”.

3.

Party A agrees to use its technical, personnel and information advantages to provide Party B with exclusive technical support, consultation and other services relating to its principal business during the term of this Agreement, and Party B agrees to accept various services provided by Party A or its designee in accordance with the terms of this Agreement.

Accordingly, Party A and Party B, by consensus, agree as follows.

1.	Service Delivery
1.1

Subject to the terms and conditions of this Agreement, Party B hereby appoint Party A as exclusive service provider to provide Party B with a full range of technical support, consulting services and other services during the term of this Agreement, including but not limited to the following.

(1)	License Party B to use the relevant software and database for which Party A has legal rights.
(2)	Development, maintenance and updating of relevant application software required for Party B’s business.

(3)	Design, installation and daily management, maintenance and updating of computer network systems, hardware equipment and databases.
(4)	Technical guidance and professional training for relevant personnel of Party B.
(5)

To provide Party B with consultation, collection and research of relevant technical and market information (except for market research prohibited by Chinese law for foreign-invested enterprises) and related research and analysis.

(6)	Providing Party B with operational, business, business planning and strategic planning consulting.
(7)	Providing Party B with market research and planning services, market development services, and marketing consulting services.
(8)	Providing customer order management and customer service for Party B.
(9)	Equipment, assets for rent; and
(10)	Other related services provided from time to time at the request of Party B, as permitted by the laws of China.
1.2

Party B irrevocably agrees to accept the services provided by Party A and further agree that, except with Party A prior written consent, Party B shall not, during the term of this Agreement, obtain from any third party, directly or indirectly, any services identical or similar to this Agreement and shall not enter into any similar partnership with any third party in relation to the matters described in this Agreement, in respect of the services or other matters agreed herein. The Parties agree that Party A may designate other parties, including Affiliates (such designated parties may enter into certain agreements with Party B as described in Section 1.3 of this Agreement), to provide the Services to Party B as agreed in this Agreement.

1.3	How the service is provided
1.3.1

Party A and Party B agree that during the term of this Agreement, as the case may be, Party B shall further enter into service agreements with Party A or other parties designated by Party A to agree on the specific content, manner, personnel and charges of each service.

1.3.2	In order to fulfill this Agreement better, Party A and Party B agree that, as the case may be, Party B shall sign rental agreements for equipment and assets with Party A or other parties designated by Party A at any time during the term of this Agreement in accordance with the needs of business progress, and Party A shall provide the relevant equipment and assets to Party B for use.

1.3.3

Party B hereby grants to Party A an irrevocable and exclusive right to purchase, pursuant to which Party A may, at Party A’s option, purchase any part or all of the assets and business from Party B for the lowest price permitted by the laws and regulations of the PRC. The parties will then enter into a separate asset or business transfer contract to agree on the terms and conditions of such asset transfer.

1.3.4

The service fees payable by Party B to Party A under this Agreement are secured by a pledge from shareholders Party B o us of their equity interests Party B. To ensure that Party B meets the cash flow requirements in its day-to-day operations and/or to offset any losses incurred in the course of its operations, Party A may provide financial support to Party B (only to the extent permitted by PRC law) whether or not Party B actually incurs any such operating losses. Party A may provide financial support to Party B by way of Bank entrusted loans or borrowings and shall sign a separate contract for such entrusted loans or borrowings. Party A shall have the right to reserve its right to repayment in the event that Party B is unable to repay.

1.3.5

In order to ensure Party B’s performance of this Agreement, subject to compliance with applicable laws, Party B agrees to pledge/ mortgage its accounts receivable in operation and all assets of the Company to Party A as security upon Party A’s request. Party B, Party B’s shareholders and other related parties shall, upon Party A’s request, sign other agreements (including but not limited to pledge of accounts receivable or registered pledge agreement of accounts receivable, etc.), and go through the registration procedures involved in the aforesaid guarantee.

2.	Prices and payment methods for services
2.1

Subject to the provisions of Chinese law, Party A shall be entitled to determine the amount of the Service Fee based on the specific circumstances of its provision of technical advice and services to Party B and/or its subordinate entities (if any), with reference to Party A’s contribution to Party B, Party B’s operating conditions and Party B’s development needs. The calculation and payment of the Service Fee is set out in Annex 1 to this Agreement.

2.2

If Party A determines at its sole discretion that the calculation of the Service Fee is no longer applicable during the term of this Agreement, Party A shall have the right to adjust the Service Fee at any time upon ten (10) days prior written notice to Party B.

2.3

Within three months after the end of each calendar year, Party B shall provide Party A with audited financial statements for the current financial year, which shall be audited and certified by an independent certified public accountant approved by us. You shall prepare financial statements that meet our requirements in accordance with the requirements of law and business practice.

2.4

Within fifteen (15) business days after Party A has confirmed the financial statements provided by Party B in accordance with Clause 2.3 and determined the Service Fee in accordance with the principles in Clause 2. 1 and notified Party B in writing, Party B shall pay the Service Fee determined in accordance with this Clause to the bank account number designated by Party A in one lump sum. If Party A changes its bank account number, it shall give Party B seven (7) working days’ prior written notice.

3.	Intellectual property and confidentiality provisions
3.1

Party A shall have exclusive and exclusive ownership, rights ,interests in any and all intellectual property rights (including but not limited to copyrights, patents, patent application rights, software, technical secrets, trade secrets and others) arising or created in connection with the performance of this Agreement. Unless expressly authorized by Party A, Party B shall have no interest in any intellectual property belonging to Party A used by Party B for the purpose of providing the Services under this Agreement.

3.2

Party B shall sign all appropriate documents, take all appropriate actions, file all documents and/or applications, provide all appropriate assistance, and do all other acts deemed necessary in Party A sole discretion to vest in Party A any ownership, right, and interest in such intellectual property and/or to perfect the protection of our rights in such intellectual property.

3.3

The parties acknowledge and confirm that the existence of this Agreement, the terms hereof and any oral or written information exchanged between parties in connection with the preparation or performance of this Agreement shall be deemed confidential information. The parties shall keep all such Confidential Information confidential and shall not disclose any Confidential Information to any third party without the written consent of the other party, except for (a) any information that is or will become known to the public (provided that such disclosure is not made to the public by the party receiving the Confidential Information); (b) any information required to be disclosed pursuant to applicable laws, regulations, stock exchange rules, or governmental or court orders, provided that such disclosure shall be promptly followed by written notice of such disclosure; or (c) any information required to be disclosed by any party to its stockholders, directors, employees, legal or financial advisors in connection with the transactions described in this Agreement, and such stockholder, director, employee, legal or financial advisor is subject to a duty of confidentiality similar to this provision. Any breach of confidentiality by any shareholder, director, employee, or hired institutions of any party shall be deemed to be a breach of confidentiality by such party and shall be subject to liability under this Agreement.

4.	Representations and warranties
4.1	Party A represents, warrants and undertakes as follows.
4.1.1

Party A is a wholly foreign-owned enterprise legally established and validly existing under the laws of the PRC; Party A or its designated service provider will obtain all governmental licenses, permits and permits required for the provision of any services under this Agreement prior to the provision of such services.

4.1.2

Party A have taken the necessary corporate actions, obtained the necessary authorizations, and obtained the consent and approval of third parties and governmental authorities (if required) to execute, deliver and perform this Agreement; and the execution, delivery and performance of this Agreement is not in violation of the express provisions of laws and regulations.

4.1.3	This Agreement constitutes a legal, valid, binding and enforceable obligation upon Party A in accordance with the terms of this Agreement.
4.2	Party B represents, warrants and undertakes as follows.
4.2.1

Party B is a legally established and validly existing enterprise in accordance with the laws of the PRC, and Party B will obtain or has obtained and will maintain all governmental permits and licenses required to engage in its principal business.

4.2.2

Party B have taken the necessary corporate actions, obtained the necessary authorizations, and obtained the consent and approval of third parties and governmental authorities (if required) to execute, deliver and perform this Agreement; and the execution, delivery and performance of this Agreement does not violate the express provisions of law or regulation.

4.2.3	This Agreement constitutes a legal, valid, binding and enforceable obligation upon Party B in accordance with the terms of this Agreement.
5.	Agreement Term
5.1

This Agreement is signed by both parties on the date indicated at the beginning of the text and shall be effective as of such date. This Agreement shall continue in effect unless expressly agreed herein or terminated by Party A in writing.

5.2

If, during the term of this Agreement, the term of operation of either party expires, such party shall promptly renew its term of operation so that this Agreement may continue in force and effect. If a party’s application for renewal of the Term is not approved or agreed to by any competent authority, this Agreement shall terminate upon the expiration of such party’s Term.

5.3	The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.
6.	Applicable Law and Dispute Resolution
6.1	The conclusion, validity, interpretation, performance, modification and termination of this Agreement and the settlement of disputes shall be governed by the laws of China..
6.2

Any dispute arising out of the interpretation and performance of this Agreement shall first be resolved by amicable negotiation between the parties hereto. If the dispute is not resolved within thirty (30) days after either party gives written notice to the other party requesting a negotiated settlement, either party may submit the dispute to the Beijing International Arbitration Center for resolution by arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing. The arbitral award shall be final and binding on both parties.

6.3

In the event of any dispute arising out of the interpretation and performance of this Agreement or in the event that any dispute is subject to arbitration, the Parties shall continue to exercise their respective other rights and perform their respective other obligations under this Agreement, except for the matters in dispute.

7.	Liability and compensation for breach of contract
7.1

If Party B breach any of the agreements made under this Agreement materially, Party A shall be entitled to terminate this Agreement and/or claim damages from Party B; this Clause 7. 1 shall not prejudice any of Party A other rights under this Agreement.

7.2	Unless otherwise provided by law, Party B have no right to terminate or cancel this Agreement in any circumstances.
7.3

Party B shall indemnify and hold us harmless from any loss, damage, liability or expense incurred in connection with any action, claim or other demand against us arising out of or in connection with the services provided by Party A to Party B under this Agreement, unless such loss, damage, liability or expense arises out of Party A’s gross negligence or willful misconduct.

8.	Force majeure
8.1

If either party to this Agreement is unable to perform or cannot perform in full as a direct result of earthquake, typhoon, flood, fire, epidemic, war, strike, public health event or any other force majeure event (“Force Majeure”) that could not have been foreseen and could not have been prevented or avoided by the affected party, the party affected by such Force Majeure shall not be liable for such non-performance, partial non-performance or delay in performance. The party affected by such Force Majeure shall not be liable for such non-performance or partial performance. However, such affected party shall immediately give written notice to the other party without delay and shall, within fifteen (15) days after such written notice, provide the other party with details of the Force Majeure Event explaining the reasons f for such non-performance, partial non-performance or delay in performance.

8.2

The party claiming force majeure shall not be relieved from liability for failure to perform its obligations under this Agreement if it fails to notify the other party in accordance with the foregoing provisions and to provide appropriate proof. The party affected by the force majeure shall use reasonable efforts to mitigate the consequences of such force majeure and shall resume performance of all relevant obligations as soon as possible after the termination of such force majeure. If the party affected by force majeure does not resume performance of its obligations after the reasons for the suspension of performance due to force majeure have disappeared, that party shall be liable to the other party for such performance.

8.3

In the event of force majeure, the parties shall immediately consult with each other with a view to reaching an equitable solution and shall make all reasonable efforts to minimize the consequences of such force majeure.

9.	Notification
9.1

All notices and other communications required or given under this Agreement shall be sent by personal delivery, registered mail, postage prepaid or commercial courier service, or facsimile to the party’s address below. Each notice shall also be further served by electronic mail. The date on which such notice shall be deemed validly served shall be determined as follows.

9.1.1

If a notice is sent by personal delivery, courier service or registered post, postage prepaid, the effective date of service shall be the date of receipt or rejection at the address set for the notice.

9.1.2	If the notice is sent by fax, the effective date of delivery shall be the date of successful transmission (which shall be evidenced by the automatically generated transmission confirmation message).
9.2	For the purposes of notice, the parties’ addresses are as follows.

Party A:	Zhejiang Baijiashilian Technology Co., Ltd.
Address:	Room 2173, 1st floor, Building 2, Beijing Zhongguancun
Software Park Incubator, Northeast Wang, Haidian
District, Beijing

Recipient : [*]

Tel: [*]

E-mail: [*]

Party B:.	BaiJiaYun Group Co., Ltd.
Address:	Room 2280, Building 2C, Zhongguancun Software Park
Incubator, Haidian District, Beijing

Recipient : [*]

Tel: [*]

E-mail: [*]

9.3	Either party may change its address for receipt of notices at any time by giving notice to the other party as provided in this Article.
10.	Assignment of agreements
10.1	Party B shall not assign its rights and obligations under this Agreement to a third party without Party A’s prior written consent.
10.2

Party B hereby agree that Party A may assign our rights and obligations under this Agreement to a third party and that Party A need only give written notice to Party B when such assignment occurs and need not obtain Party B’s consent to such assignment.

11.	Severability of the agreement

If any one or more provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any respect thereby. The parties shall negotiate in good faith for the replacement of those provisions which are invalid, illegal or unenforceable with provisions which are valid to the fullest extent permitted by law and desired by the parties, and the economic effect of such valid provisions shall be as similar as possible to the economic effect of those provisions which are invalid, illegal or unenforceable.

12.	Amendments and additions to the agreement

The Parties may amend and supplement this Agreement by written agreement. Amendments and supplements to this Agreement signed by both parties are part of this Agreement and have the same legal effect as this Agreement.

The Parties unanimously agree and undertake that, after the execution of this Agreement, the Exclusive Technology and Consulting Service Agreement regarding BaiJiaYun Group Co., Ltd. entered into by the Parties on September 7, 2022 shall be automatically terminated and rescinded and this Agreement shall prevail in respect of the relevant exclusive technology and consulting service matters.

13.	Languages and Copies

This Agreement is written in English, in multiple originals, each with the same legal effect, and both parties may sign a separate copy of this Agreement.

(No text below, followed by the signature page of this agreement)

IN WITNESS WHEREOF, the parties have caused the Exclusive Technology and Consulting Services Agreement to be executed by their authorized representatives on the date set forth at the beginning hereof and effective immediately.

Party A: Zhejiang Baijiashilian Technology Co., Ltd.

Signature.	/s/ Ma Yi
Name:	Ma Yi
Position:	Legal Representative

Party B: BaiJiaYun Group Co., Ltd. (seal)

Signature.	/s/ Li Gangjiang
Name:	Li Gangjiang
Position:	Legal Representative

Signature page of the Exclusive Technical and Consulting Services Agreement

Annex 1

Calculation and payment of service fees

1.	Calculation and payment of service fees
1.1	The service fee under this Agreement is based on Party B’s revenues and its corresponding operating costs, selling, administrative and other costs and expenses, and may be charged as follows.
(a)	To be charged with Party B’s income at a rate agreed to by Party A.
(b)	a fixed royalty fee for specific software as agreed by us; and/or
(c)	Other methods of payment as determined by Party A from time to time depending on the nature of the services provided.
1.2	Party A shall issue to Party B a written confirmation of the service fee, the specific amount of which shall be determined by Party A after taking into account the following factors.
(a)	The technical difficulty and complexity of the services provided by Party A.
(b)	The number of hours spent by Party A’s employees on the service.
(c)	The content and commercial value of the services provided by Party A.
(d)	Benchmark prices for similar services in the market.
(e)	Party B’s operating conditions and Party B’s development needs, including prior years’ losses (if required) to be made up by Party B, necessary costs, expenses and taxes required for business operations.
2.

Party A will calculate the service fee for a fixed period and will invoice Party B accordingly. Party B shall pay the Service Fee to the bank account designated by Party A within ten (10) business days after receipt of the invoice and send a copy of the payment voucher to Party A by fax or email within ten (10) business days after payment. Party A shall issue the receipt within ten (10) working days after receiving the service fee.

Annex 1